Exhibit 99

Company Contacts:	Investor Relations Contacts:
Compex Technologies, Inc. Dan W. Gladney, CEO Scott P. Youngstrom, CFO (651) 631-0590 www.compextechnologies.com	E-mail: investorrelations@rehabilicare.com

COMPEX TECHNOLOGIES REPORTS FISCAL 2003 THIRD QUARTER RESULTS

NEW BRIGHTON, MN (May 13, 2003) — Compex Technologies, Inc. (NASDAQ NM: CMPX) today reported results of operations for the fiscal third quarter ended March 31, 2003.

Consolidated net sales and rental revenue for the third quarter was $19.1 million, an increase of 6% over the prior year’s third quarter revenue of $18.1 million. U.S. revenue was $12.1 million, up 3% from $11.8 million in the same period last year. International revenue was $7.0 million compared with $6.3 million in the prior year’s third quarter.

The gross profit margin for the quarter was 70.2%, compared with 68.0% last year. Selling, general and administrative expenses were $10.6 million, or 55.6% of revenue, compared with $9.9 million in the fiscal 2002 quarter.

Net income was $1.4 million, or $0.12 per diluted share, compared with $1.0 million, or $0.09 per diluted share in the same period last year.

For the nine months ended March 31, 2003, net revenue was $55.6 million, an increase of 6% compared with total revenue of $52.4 million for the nine months ended March 31, 2002. Net income for the first nine months of fiscal 2003 was $3.3 million, or $0.30 per diluted share, compared with $3.6 million, or $0.32 per diluted share in the comparable prior-year period.

“We are extremely pleased with our performance during the quarter,” commented Dan W. Gladney, President and CEO. “This was the third largest quarterly net income figure in company history and the second highest EPS number. Our gross margin exceeded 70% and we expect to reach our earnings per share estimate of $.45 per share for the full fiscal year.”

Compex Technologies also announced today it has entered into a non-binding letter of intent to acquire substantially all of the assets of the U.S. division of Neurotech® from Bio Medical Research Ltd. (BMR), a company formed under the laws of Ireland. Although completion of the transaction is subject to a number of conditions, Compex indicated that it is in the final stages of negotiation for the acquisition.

“The proposed agreement with BMR will be different from our two previous agreements with them,” stated Mr. Gladney, “in that while those were licensing agreements for consumer products, this will be an asset purchase of products for the medical market. Neurotech is a respected name in electrical muscle stimulation and this acquisition will allow us to acquire a sales force and increase our presence in several areas throughout the country.”

Compex Technologies has scheduled an investor conference call at 1:00 p.m. Eastern Time today to discuss these developments. To participate in the live call, please dial (800) 540-0559 and reference Conference ID: Compex. International callers please dial (785) 832-1077 and use the same Conference ID. A telephone replay will be available until 11:00 p.m. Eastern Time on May 31st by dialing (888) 567-0675 domestically and (402) 530-0417 internationally. Investors may also find investor information, including information about how to access replays of the conference call, at the Compex Technologies website at www.compextechnologies.com under the caption “About Us — Investor Relations.”

Compex Technologies, Inc. is a leading designer, manufacturer and provider of electromedical products used for pain management, rehabilitation and sports training in clinical, home health care, sports and occupational medicine settings.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2003, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

     Other factors that affect the industry in which Compex Technologies functions, including negative publicity about electro-medical stimulation products for medical and fitness applications, and world events that affect the economies of the countries in which its products are sold.

-Tables to Follow-

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2002	2003	2002	2003

Net sales and rental revenue	$18,074,316	$19,143,348	$52,404,537	$55,616,168
Cost of sales and rentals	5,785,968	5,705,660	17,224,675	16,930,342

Gross profit	12,288,348	13,437,688	35,179,862	38,685,826
Operating expenses:
Selling, general and administrative	9,901,767	10,647,803	26,831,157	31,358,340
Research and development	473,381	572,396	1,575,644	1,613,972

Total operating expenses	10,375,148	11,220,199	28,406,801	32,972,312

Income from operations	1,913,200	2,217,489	6,773,061	5,713,514
Other income (expense):
Interest expense	(144,380)	(102,375)	(559,580)	(316,490)
Other	3,911	34,328	14,237	77,677

Income before income taxes	1,772,731	2,149,442	6,227,718	5,474,701
Income tax provision	744,000	794,000	2,616,000	2,190,000

Net income	$1,028,731	$1,355,442	$3,611,718	$3,284,701

Net income per common and common equivalent share
Basic	$0.09	$0.12	$0.33	$0.30

Diluted	$0.09	$0.12	$0.32	$0.30

Weighted average number of shares outstanding
Basic	10,907,755	10,934,858	10,849,310	10,945,773

Diluted	11,307,273	10,973,212	11,189,131	11,027,183

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$2,086,650	$3,619,613
Receivables, less reserve of $12,891,864 and $12,489,316	23,629,117	23,821,832
Inventories —
Raw materials	2,368,203	1,139,799
Work in process	80,265	—
Finished goods	6,522,790	9,281,676
Deferred tax assets	4,655,631	4,655,631
Prepaid expenses	1,641,378	1,849,513

Total current assets	40,984,034	44,368,064
Property, plant and equipment, net	4,679,778	4,526,525
Goodwill, net	9,833,090	9,833,090
Other intangible assets, net	1,150,652	950,388
Deferred tax assets	702,567	763,560
Other assets	127,615	103,934

	$57,477,736	$60,545,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$2,520,775	$2,546,545
Note payable	—	2,800,000
Accounts payable	3,312,767	2,733,428
Accrued liabilities —
Payroll	607,409	506,563
Commissions	437,530	397,182
Income taxes	2,670,766	2,372,135
Other	5,656,988	4,652,581

Total current liabilities	15,206,235	16,008,434
Long-Term Liabilities:
Long-term debt	6,455,209	4,525,839
Deferred tax liabilities	535,102	587,904

Total liabilities	22,196,546	21,122,177
Stockholders’ Equity:
Common stock, $.10 par value; 30,000,000 shares authorized; issued and outstanding 10,922,618 and 10,943,469 shares, respectively	1,092,262	1,094,347
Preferred stock, no par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	21,564,096	21,635,447
Unearned compensation on restricted stock	(77,813)	—
Accumulated other non-owner changes in equity	735,564	1,441,808
Retained earnings	11,967,081	15,251,782

Total stockholders’ equity	35,281,190	39,423,384

	$57,477,736	$60,545,561

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